Exhibit (h)(65)

Amendment to Administration, Bookkeeping and Pricing Services Agreement

Financial Investors Trust – Grandeur Peak Funds

This Amendment dated as of September 12, 2019 (this “Amendment”) is to the Administration, Bookkeeping and Pricing Services Agreement dated September 13, 2011, as amended (the “Agreement”), by and between ALPS Fund Services, Inc., a Colorado corporation (“ALPS”) and Financial Investors Trust, a Delaware statutory trust (the “Trust”). Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, ALPS and the Trust wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Effective as of the date of this Amendment, Appendix A to the Agreement is replaced in its entirety with the new Appendix A attached hereto and incorporated by reference herein.

2.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

FINANCIAL INVESTORS TRUST,		ALPS FUND SERVICES, INC.
on behalf of the Funds

By:	/s/ Bradley J. Swenson	By:	/s/ Rahul Kanwar
Name:	Bradley J. Swenson	Name:	Rahul Kanwar
Title:	President	Title:	Authorized Representative

Appendix A

List of Funds

Grandeur Peak Emerging Markets Opportunities Fund

Grandeur Peak Global Contrarian Fund

Grandeur Peak Global Micro Cap Fund

Grandeur Peak Global Opportunities Fund

Grandeur Peak Global Reach Fund

Grandeur Peak Global Stalwarts Fund

Grandeur Peak International Opportunities Fund

Grandeur Peak International Stalwarts Fund